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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (i) on Form S-3 (Nos. 333-167599 and 333-185626) of SL Green Realty Corp. and in the related Prospectuses; (ii) on Form S-8 (No. 333-143721) pertaining to the Stock Option and Incentive Plans of SL Green Realty Corp., and (iii) on Form S-8 (No. 333-148973) pertaining to the 2008 Employee Stock Purchase Plan of SL Green Realty Corp., of our report dated March 19, 2013, with respect to the consolidated financial statements and schedules of Reckson Operating Partnership, L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

New York, New York
March 19, 2013

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  Exhibit 23.1